Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Gerard Laurain	Jim Polson:
(312) 384-8041	1-866-268-4744

Neutral Tandem, Inc. Announces Annual

Meeting of Stockholders Scheduled for May 28, 2009

in Chicago, Illinois

Chicago, IL (February 18, 2009) – Neutral Tandem, Inc. (NASDAQ: TNDM) (“Neutral Tandem”), announced that it plans to hold its Annual Meeting of Stockholders on Thursday, May 28, 2009, at 8:00 a.m., Central Time. The meeting will be held in the Superior Room at the UBS Tower located at One North Wacker Drive, Chicago, Illinois 60606.

The record date for determination of Neutral Tandem’s stockholders entitled to notice of and to vote at the Annual Meeting is April 15, 2009. Neutral Tandem expects to mail proxy materials shortly thereafter.

About Neutral Tandem

Headquartered in Chicago, Neutral Tandem, Inc. is a leading provider of tandem interconnection services to wireless, wireline, cable and broadband telephony companies. Founded in 2003, Neutral Tandem facilitates inter-carrier communications with a cost-effective alternative to the Incumbent Local Exchange Carrier (ILEC) network. Neutral Tandem’s solutions build redundancy, security and operational efficiencies into the nation’s telecommunications infrastructure. As of December 31, 2008, Neutral Tandem was capable of connecting approximately 391 million telephone numbers assigned to carriers. Telephone numbers assigned to a carrier may not necessarily be assigned to, and in use by, an end user. Please visit Neutral Tandem’s website at: www.neutraltandem.com.